Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL INC. ANNOUNCES RECORD SECOND QUARTER EARNINGS ON NET SALES OF $151.6 MILLION, UP 33.4 PERCENT

Pro-Forma Net Income of $0.18 Per Share, GAAP Net Income of $0.16 Per Share

For Immediate Release

LEXINGTON, KENTUCKY, July 22, 2004 — Tempur-Pedic International Inc. (NYSE: TPX) announced record second quarter 2004 results today. Tempur-Pedic International is the market leading, vertically-integrated manufacturer, marketer and distributor of premium visco-elastic foam mattresses and pillows that it sells globally in 60 countries primarily under the Tempur® and Tempur-Pedic® brands.

“We continued to see strong execution in our domestic retail channel growth plans and maintained solid results in all our other sales channels” said Robert Trussell, Chief Executive Officer. “Our newest mattress model, the CelebrityBed by Tempur-Pedic®, continues to provide increasing floor presence in the retail market and represented 13 percent of our domestic mattress sales for the second quarter. Unit volume growth remains strong with total sales of 127,480 mattress units, an increase of 43.2 percent for the quarter ended June 30, 2004 over last year.”

“This continued growth, both domestically and internationally, has helped us achieve productivity improvements in our manufacturing operations. The expansion in our European production facility continues on schedule and we are moving forward on our plans to construct a third plant site in Albuquerque, New Mexico to meet anticipated growth.”

“We are continuing to invest in the development of our key markets and sales channels with a focus on our core products and the development of new products around the world.”

Second Quarter 2004 Financial Highlights

Second quarter 2004 net sales were $151.6 million, 33.4 percent higher than second quarter 2003 net sales. The Company also reported second quarter pro forma net income of $18.4 million, or $0.18 per diluted share, compared with pro forma net income of $14.9 million, or $0.16 per diluted share, for the second quarter 2003, which represents an increase in pro forma net income of 23.9 percent. The Company reported second quarter GAAP net income of $16.9 million, or $0.16 per diluted share. GAAP net income for the second quarter includes non-cash stock-based compensation of $1.5 million that is excluded from pro forma net income. For the six months ended June 30, 2004, GAAP net income includes non-cash stock-based compensation of $3.0 million and loss on debt extinguishment of $3.3 million, net of tax, that is excluded from pro forma net income. For a full discussion of the pro forma adjustments, see the Supplemental Information included later in this press release.

A summary of comparative financial information for the second quarter and first half of the year are as follows:

($ in thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	Chg %	2004	2003	Chg %
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net sales	$151,600	$113,675	33.4%	$304,723	$218,804	39.3%
Operating income	32,989	27,101	21.7%	63,523	49,482	28.4%
Net income	16,946	14,780	14.7%	28,716	25,665	11.9%
Diluted earnings per share	0.16	0.16	0.0%	0.28	0.27	3.7%

Pro forma
Net income	$18,436	$14,885	23.9%	$35,015	$25,828	35.6%
Diluted earnings per share	0.18	0.16	12.5%	0.34	0.28	21.4%

Dilutive weighted average shares outstanding (in thousands)	103,119	93,723	10.0%	103,010	93,427	10.3%

Operating Highlights and Outlook

The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores internationally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the second quarter:

	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
($ in thousands)	2004	2003	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Retail	$106,074	$68,544	$68,515	$41,528	$37,558	$27,016
Direct	22,820	23,922	18,932	20,603	3,889	3,319
Healthcare	10,403	9,790	2,587	2,280	7,816	7,510
Third Party	12,303	11,419	1,705	1,231	10,598	10,188

Domestic	$91,739	$65,642
International	59,861	48,033

Robert Trussell added, “Through the end of the second quarter we now have distribution in approximately 3,600 retail furniture stores in the US, up from approximately 2,700 at the end of 2003 and approximately 3,100 at the end of the first quarter of 2004. Internationally we added placements in approximately 170 new stores during the second quarter.”

The Company reaffirms that it currently expects net sales for 2004 will be between $620 million and $640 million, and its pro forma diluted net income per share for 2004 will be between $0.70 and $0.73. In addition, based in part on its strong performance to date for the month of July, the Company currently believes it is more likely than not that its pro forma diluted net income per share for 2004 will be in the upper half of this range. The Company notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Financial Results

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

($ in thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2004	2003	Chg %	2004	2003	Chg %
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net sales	$151,600	$113,675	33.4%	$304,723	$218,804	39.3%
Cost of sales	70,787	51,140		142,571	98,635

Gross profit	80,813	62,535	29.2%	162,152	120,169	34.9%

Selling expenses	31,653	23,994		66,608	49,070
General and administrative expenses	15,929	11,302		31,291	21,203
Research and development expenses	242	138		730	414

Operating income	32,989	27,101	21.7%	63,523	49,482	28.4%

Other income (expense), net:
Interest expense, net	5,551	3,800		11,645	8,159
Loss on debt extinguishment	—	—		5,381	—
Other (income) expense, net	(116)	(455)		(196)	507

Total other expense	5,435	3,345		16,830	8,666

Income before income taxes	27,554	23,756	16.0%	46,693	40,816	14.4%

Income tax provision	10,608	8,976		17,977	15,151

Net income	$16,946	$14,780	14.7%	$28,716	$25,665	11.9%

Basic earnings per share	$0.17	$1.89		$0.29	$3.28
Diluted earnings per share	0.16	0.16		0.28	0.27

Conference Call

As previously announced, Tempur-Pedic International is hosting a conference call to discuss second quarter results today, July 22nd at 5:00 p.m. Eastern Time (2 p.m. Pacific Time). The telephone number for the call is (800) 795-1259. The live conference call, featuring President and Chief Executive Officer Robert Trussell and Chief Financial Officer Dale Williams, will be recorded and can be reviewed until July 29, 2004 by calling (888) 562-3381.

The online replay will be available for 30 days on the investor relations page of the Company’s website at www.tempurpedic.com.

Forward-Looking Statements

This release contains “forward-looking statements,” which include information concerning the Company’s plans, objectives, goals, strategies, future revenues and performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s expectations regarding continued growth and its net sales and pro forma net income for 2004, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward Looking Statements” and “Business-Risk Factors” filed with the Securities and Exchange Commission (“SEC”). Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows(TM) made from the revolutionary Tempur® pressure-relieving material, a viscoelastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the Tempur® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International are in Lexington, KY.

For more information, visit www.tempurpedic.com or call 800-878-8889. To visit Tempur-Pedic’s celebrity connection, visit www.mattressofthestars.com.

Supplemental Information

Pro Forma Net Income and Other Financial Data

To further provide investors useful information, pro forma net income is presented and represents the Company’s GAAP net income before non-cash stock–based compensation expense of $1.5 million and $0.1 million for the three months ended June 30, 2004 and 2003, respectively, and $3.0 million and $0.2 million for the six months ended June 30, 2004 and 2003, respectively. The Company has unearned non-cash stock-based compensation of $5.9 million as of June 30, 2004 that will be recognized as expense in future periods. In addition to these pro forma adjustments, GAAP net income includes, and pro forma net income excludes, a loss on debt extinguishment totaling $3.3 million, net of tax, for the six months ended June 30, 2004 relating to the Company’s redemption in January 2004 of $52.5 million aggregate principal amount of the outstanding 10 1/4% Senior Subordinated Notes due 2010 issued by its subsidiaries Tempur-Pedic, Inc. and Tempur Production USA, Inc.

The Company believes that excluding non-cash stock-based compensation expense and loss on debt extinguishment provides a measure that is more representative of ongoing costs and therefore more comparable to the Company’s historical operations. The following is a reconciliation of GAAP net income to pro forma net income:

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Pro forma Net Income, and Other Financial Data

($ in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income	$16,946	$14,780	$28,716	$25,665
Non-cash stock-based compensation expense	1,490	105	2,990	163
Loss on debt extinguishment, net of tax	—	—	3,309	—

Pro forma net income	$18,436	$14,885	$35,015	$25,828

GAAP net income per share, diluted	$0.16	$0.16	$0.28	$0.27
Non-cash stock-based compensation expense	0.02	—	0.03	0.01
Loss on debt extinguishment, net of tax	—	—	0.03	—

Pro forma net income per share, diluted	$0.18	$0.16	$0.34	$0.28

Other financial data
Depreciation and amortization	$7,065	$5,129	$13,965	$9,903
Net debt	286,435	167,613	286,435	167,613

Summary of Product and Unit Sales

A summary of sales by product and units sold data is reported below.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Net Sales and Units by Product Category

	CONSOLIDATED		DOMESTIC		INTERNATIONAL
($ in thousands, except unit data)	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales
Mattresses	$93,175	$61,823	$64,951	$43,223	$28,225	$18,600
Pillows	32,394	32,505	10,496	10,769	21,897	21,737
Other	26,031	19,347	16,292	11,650	9,739	7,696

Units Sold (1)
Mattresses	127,480	89,035	75,951	51,083	51,529	37,952
Pillows	707,624	749,494	220,094	230,774	487,530	518,720

(1)	Units sold represent gross sales excluding any returns.